Exhibit 99.2G(4)


                        INVESTMENT SUB-ADVISORY AGREEMENT


         AGREEMENT made this 1st day of September, 2006, by and between NOMURA ASSET MANAGEMENT CO., LTD., a Japanese corporation (hereinafter referred to as the "Investment Adviser"), and NOMURA ASSET MANAGEMENT SINGAPORE LIMITED, a Singapore corporation (hereinafter referred to as the "Investment Sub-adviser").

                              W I T N E S S E T H :

         WHEREAS, Korea Equity Fund, Inc. (the "Fund") is engaged in business as a non-diversified, closed-end, management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

         WHEREAS, Nomura Asset Management U.S.A. Inc., a New York corporation (hereinafter referred to as the "Manager"), has entered into a management agreement with the Fund dated as of September 1, 2006 (the "Management Agreement") and an investment advisory agreement relating to the Fund with the Investment Adviser dated as of September 1, 2006 (the "Investment Advisory Agreement"); and

         WHEREAS, the Manager, the Investment Adviser and the Investment Sub-adviser are engaged in business as registered investment advisers under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Investment Sub-adviser is willing to provide investment advisory services to the Manager in connection with the Fund's operations on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                                    ARTICLE I

                      DUTIES OF THE INVESTMENT SUB-ADVISER

         (a) Research Services. Subject to the broad supervision of the Investment Adviser and the Fund, the Investment Sub-adviser shall provide the Manager and the Investment Adviser with such economic research and securities analysis as the Manager and the Investment Adviser may from time to time consider necessary for the proper supervision of the Fund's assets.

         (b) Investment Discretionary Services. To the extent that the Investment Adviser, with the prior authorization of the Fund's Board of Directors, delegates investment discretion in writing to the Investment Sub-adviser, the Investment Sub-adviser shall provide the Fund with such investment advice and supervision as the Fund may from time to time consider necessary for the proper supervision of those assets of the Fund for which the Investment Sub-adviser has been delegated investment discretion. The Investment Sub-adviser shall furnish continuously an investment program for such assets of the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of such assets of the Fund shall be held in the various securities in which the Fund invests, options, futures, options on futures or in cash, subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in filings made by the Fund under Federal securities laws. The Investment Sub-adviser shall make decisions for the Fund as to foreign currency matters and make determinations as to foreign exchange contracts. The Investment Sub-adviser shall make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to such portfolio securities shall be exercised. Should the Board of Directors of the Fund at any time, however, make any definite determination as to investment policy and notify the Investment Sub-adviser thereof in writing, the Investment Sub-adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Sub-adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above.

         To the extent that the Investment Adviser delegates such authority in writing to the Investment Sub-adviser, the Investment Sub-adviser shall place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Investment Sub-adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers and dealers and the placing of such orders, the Investment Sub-adviser is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Board of Directors of the Fund and set forth in the filings made by the Fund under Federal securities laws. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Sub-adviser may select brokers or dealers with which it, or the Fund, is affiliated.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

         The Investment Sub-adviser shall furnish, at its own expense, all administrative services, office space, equipment and facilities, investment advisory, statistical and research services, and executive, supervisory and clerical personnel necessary to carry out its obligations under this Agreement.

                                   ARTICLE III

                   COMPENSATION OF THE INVESTMENT SUB-ADVISER

         For the services described in Article I hereof, the Investment Adviser shall pay to the Investment Sub-adviser compensation as follows. To the extent that the Manager does not delegate investment discretion over any portion of the Fund's assets to the Investment Adviser, the Investment Sub-adviser will receive no compensation for its services hereunder. To the extent that the Manager, with the prior authorization of the Fund's Board of Directors, delegates investment discretion over a portion or all of the Fund's assets to the Investment Adviser but not to the Investment Sub-adviser, the Investment Adviser shall pay to the Investment Sub-adviser at the end of each calendar month a fee at the annual rate of 0.045% of the Fund's average weekly net assets (i.e., the average weekly value of the total assets of the Fund minus the sum of accrued liabilities of the Fund), commencing on the day following effectiveness hereof. To the extent that the Manager, with the prior authorization of the Fund's Board of Directors, delegates investment discretion over a portion or all of the Fund's assets to the Investment Adviser and to the Investment Sub-adviser, the Investment Adviser shall pay to the Investment Sub-adviser at the end of each calendar month a fee at the annual rate of 0.225% of the Fund's average weekly net assets.

         For purposes of this calculation, average weekly net assets is determined at the end of each month on the basis of the average net assets of the Fund for each week during the month. The assets for each weekly period are determined by averaging the net assets at the last business day of the prior week. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month that this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. During any period when the determination of net asset value is suspended by the Board of Directors of the Fund, the average net asset value of a share for the last week prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding week until it is again determined.

                                   ARTICLE IV

              LIMITATION OF LIABILITY OF THE INVESTMENT SUB-ADVISER

         The Investment Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "Investment Sub-adviser" shall include any affiliates of the Investment Sub-adviser performing services for the Fund contemplated hereby and directors, officers, partners and employees of the Investment Sub-adviser as well as that corporation itself.

                                    ARTICLE V

                    ACTIVITIES OF THE INVESTMENT SUB-ADVISER

         The services of the Investment Sub-adviser to the Fund are not to be deemed to be exclusive, the Investment Sub-adviser and any person controlled by or under common control with the Investment Sub-adviser (for the purpose of this Article V referred to as "affiliates") being free to render services to others. It is understood that directors, officers, employees and shareholders of the Manager and the Investment Adviser are or may become interested in the Investment Sub-adviser and its affiliates, as directors, officers, employees, partners and shareholders or otherwise and that directors, officers, employees, partners and shareholders of the Investment Sub-adviser and its affiliates are or may become similarly interested in the Manager, the Investment Adviser or the Fund, and that the Investment Sub-adviser is or may become interested in the Manager, the Investment Adviser or the Fund as shareholder or otherwise.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective as of the date first above written and shall remain in force until August 31, 2007 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Investment Adviser, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund or by the Investment Sub-adviser, on sixty days' written notice to the parties. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement or the Investment Advisory Agreement.

                                   ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

         This Agreement may be amended by the parties only if such amendment is specifically approved in accordance with applicable requirements under the Investment Company Act.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

                  The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  GOVERNING LAW

         This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                      NOMURA ASSET MANAGEMENT CO., LTD.


                                      By_____________________________________



                                      NOMURA ASSET MANAGEMENT SINGAPORE LIMITED


                                      By_____________________________________